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                                    EXHIBIT 99.1

                      COMPENSATION AGREEMENT WITH JOHN VANOVER

                       CONSULTING SERVICES AGREEMENT BETWEEN
                            COLECCIONES DE RAQUEL, INC.
                                        AND
                                    JOHN VANOVER

THIS CONSULTING SERVICES AGREEMENT (hereinafter referred to as the "Agreement") effective as of the 10th day of May, 1998 by and between COLECCIONES DE RAQUEL, INC., 9873 S. Santa Monica Blvd., Beverly Hills, CA 90212 and John, an individual, with a place of business, 1705 Blue Mountain, Las Vegas, NV 89108 (hereinafter referred to as "Consultant"). In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1. PROVISION OF SERVICES - Consultant shall provide to COLECCIONES DE RAQUEL, INC. the following services:

     (a) Advice and counsel with respect to business development and marketing plans;

     (b) Advice with respect to short and long term strategic business plans, strategic alliances and potential acquisitions and/or joint ventures; and

     (c) Design additional compensation plans for those executive officers involved in bringing in new acquisitions so that they may obtain additional shares.

     (d)  Look for suitable merger/acquisition candidates.

     (e) Review all shareholder communication including financial filings, press releases, research reports, etc. prior to release, to assist the company in relating to the financial community in the best light.

     (f) Communicate with the company designees once per month on what has been accomplished for the company that month.

     (g) Consultant agrees to use his best efforts in the furnishing of the Services.

2. COMPENSATION - (a) COLECCIONES DE RAQUEL, INC. agrees and shall compensate Consultant in consideration of his performance of the Services hereunder for the period through of May 10, 1998 to May 10, 1999 by initially delivering (the 2,600,000 "Shares", Two Million Six Hundred thousand "Shares") in lieu of any cash payment for services. The Shares shall be free and clear of all liens and shall be registered by COLECCIONES DE RAQUEL, INC., at its expense, with the Securities and Exchange Commission on Form S-8 as soon as practicable after the date hereof.. (b) In addition to the compensation set forth in paragraph 2(a) above, the Company agrees to reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant in the performance of the Services (c) This amount shall be 5,000 dollars a month for the first 3 months, for a total of $15,000 dollars payable upon signing the contract. For valuation purposes, the shares issued under the terms of this Agreement, shall be valued at $.25 each or a total of $685,000.

3. TERM & TERMINATION - This Agreement shall enter into force and effect at the date first written above and shall remain in force and effect for a period ending on May 10, 1999.

4. LIABILITY OF CONSULTANT - In furnishing COLECCIONES DE RAQUEL, INC. with the Services provided herein, neither Consultant nor any officer, director or agent thereof shall be liable to COLECCIONES DE RAQUEL, INC. or its creditors for errors of judgment or for any matters, except for willful malfeasance, bad faith or gross negligence in the performance of the Services or the reckless disregard of its obligations and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by COLECCIONES DE RAQUEL, INC. which Consultant reasonably believes to be accurate and reliable and that, except as provided herein, Consultant shall not be accountable for any loss suffered by COLECCIONES DE RAQUEL, INC. by the reason of COLECCIONES DE RAQUEL, INC.'s action or non-action



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on the basis of any advice, recommendation or approval of Consultant, its partners, officers, directors, employees or agents, except as provided above.

5. INDEPENDENT CONTRACTORS - Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment, agency, partnership or joint venture relationship between COLECCIONES DE RAQUEL, INC. and Consultant and it is understood Consultant will be acting as an independent contractor.

6.   MISCELLANEOUS -
     a. OTHER ACTIVITIES OF CONSULTANT. COLECCIONES DE RAQUEL, INC. recognizes that Consultant now renders and may continue to render management and other advisory services to other companies which may or may not have policies and conduct activities similar to those of COLECCIONES DE RAQUEL, INC.. Consultant shall be free to render such advice and other services and COLECCIONES DE RAQUEL, INC. hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of the Services hereunder to COLECCIONES DE RAQUEL, INC., but shall only devote so much of its time and attention as COLECCIONES DE RAQUEL, INC. and Consultant mutually deem reasonable and necessary for such Services.

     b. CONTROL. Nothing contained herein shall be deemed to require COLECCIONES DE RAQUEL, INC. to take any action contrary to its Certificate of Incorporation or by-laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of COLECCIONES DE RAQUEL, INC..

     c. This Agreement shall constitute the entire agreement between COLECCIONES DE RAQUEL, INC. and Consultant relating to the Services to be performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force or effect. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both COLECCIONES DE RAQUEL, INC. and Consultant. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     d. This agreement shall be governed by and interpreted under the laws of the State of California. The parties shall arbitrate all claims and controversies arising out of this Agreement before a single Arbitrator in San Diego, California under the rules of the American Arbitration Association, with the losing party to pay all the actual costs of the arbitration, including the reasonable attorney fees actually incurred by the losing party. Judgment on any award by the Arbitrator may be entered in any court of law that would have had jurisdiction of the claim or controversy.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.

     JOHN VANOVER                  COLECCIONES DE RAQUEL, INC.


By:   /s/ John Vanover             By:    /s/ Raquel Zepeda
   ------------------------             ---------------------------------------
         John Vanover                             Raquel Zepeda
                                        President and Chief Executive Officer

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